Exhibit 99.1

For Immediate Release:
Monday, November 10, 2003

Metrocall Contact:
Timothy J. Dietz
Director, Corporate Communications
& Investor Relations
(703) 660-6677x6231
dietzt@metrocall.com

Metrocall Reports Third Quarter
Operating Results

Achieves Seventh Consecutive Quarter of Free Cash Flow Growth

     Alexandria, VA, Monday, November 10, 2003 — Metrocall Holdings, Inc. (OTCBB: MTOH), a leading provider of paging and wireless messaging services, today announced net income available to common shareholders of $5.6 million and $8.8 million for the three and nine months ending September 30, 2003, respectively. Consolidated net revenues for the third quarter of 2003 were $78.4 million, bringing the aggregate net revenues for the nine-months ending September 30, 2003 to $246.6 million.

     “We are pleased and encouraged by our operating results and trend improvement in the third quarter,” stated Vincent D. Kelly, President & CEO of Metrocall. “Our operating margins continued to increase as a result of our cost containment and efficiency improvement programs, leading to our seventh consecutive quarter of free cash flow growth.”

     Net revenues for the third quarter decreased by $3.4 million or 4.2% from the second quarter of 2003. Mr. Kelly continued, “Although we experienced a $3.4 million loss in revenue in the third quarter, the rate of decrease has slowed from the preceding quarters in 2003 and 2002. We are optimistic that our customer retention initiatives along with our focus on customer service and our wireless portfolio of products and services will help with our revenue retention results in future periods.”

     Metrocall reported a decline of 118,438 units in service during the third quarter comprised of 110,383 traditional paging units and 8,055 advanced (two-way) messaging units. Average revenue per direct and indirect unit in service was $7.06 for traditional and $24.63 for advanced messaging, representing increases of $0.11 and $1.59 per unit, respectively from the three months ended June 30, 2003.

     “Our operating results through September 30, 2003 enabled us to redeem nearly one third of our series A preferred obligations during the quarter,” said Mr. Kelly. “Since implementing our plan of reorganization in October, 2002 we have retired approximately $80 million of long-term debt securities and $20 million of series A preferred stock.” As of September 30, 2003, Metrocall had cash and cash equivalents of $13.7 million, no long-term debt securities and $46.7 million aggregate liquidation value of redeemable series A preferred outstanding.

     Metrocall’s operating results include separate results and cash flows prior to its emergence from bankruptcy on October 8, 2002 (the Predecessor Company), as well as operating results and cash flows after its emergence from bankruptcy (the Reorganized Company), reflecting the application of “fresh-start” accounting that resulted from the Company’s Chapter 11 reorganization. Consequently, and due to other reorganization-related events and adjustments, the Predecessor Company’s financial statements, share and per share information for the three and nine-month periods ending September 30, 2002 are not comparable to the Reorganized Company’s financial statements for the three and nine-month periods ending September 30, 2003. In addition, all share and per share amounts of the Reorganized Company give effect to the 5 for 1 common stock split effected through a common stock dividend on October 16, 2003.

About Metrocall, Inc.

     Metrocall, Inc., headquartered in Alexandria, Virginia, is the nation’s second largest narrowband wireless messaging provider offering paging products and other wireless services to business and individual subscribers. With national networks and operations, the Company provides reliable and cost effective wireless services that are well suited for solving the mobile business communication needs. Metrocall focuses on the business-to-business marketplace and supports organizations of all sizes, with a special emphasis on the medical and government sectors. In addition to traditional numeric and one-way text paging, the Company also offers two-way interactive advanced messaging, wireless e-mail solutions, as well as mobile voice and data services through AT&T Wireless and Nextel. Also, Metrocall offers Integrated Resource Management Systems with wireless connectivity solutions for medical, business and campus environments. For more information on Metrocall please visit our Web site and on-line store at www.metrocall.com or call 800-800-2337.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release includes “forward-looking statements,” within the meaning of the federal securities laws, that involve uncertainties and risks. These include statements regarding events or developments that Metrocall Holdings expects or anticipates will occur in the future. A number of risks and uncertainties could cause actual results, events, and developments to differ from expectations. Business Risks include the possibility that two-way service may lack vendor support, quantity and quality. Please refer to Metrocall’s most recent quarterly report on Form 10-Q and annual report on Form 10-K, and any subsequently filed reports on Form 10-Q and Form 8-K, as well as its other filings with the Securities and Exchange Commission, for a complete discussion of these and other important factors that could cause actual results to differ materially from those projected by these forward-looking statements.

Metrocall Holdings, Inc. and Subsidiaries
Consolidated Statements of Operations
Unaudited
(Dollars in thousands, except device, share and per share amounts)

	Reorganized	Predecessor	Reorganized	Predecessor
	Company	Company	Company	Company

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Revenues
Service, rent and maintenance revenues	$75,459	$92,395	$237,260	$294,003
Product sales	4,155	6,833	12,528	23,777

Net book value of products sold	(1,212)	(3,675)	(3,143)	(14,176)

	78,402	95,553	246,645	303,604

Operating Expenses
Service, rent and maintenance	20,877	28,676	67,681	88,835
Selling and marketing	9,174	12,778	31,182	50,064
General and administrative	21,970	31,659	72,156	100,744
Restructuring	521	5,951	6,247	18,505
Depreciation and amortization	6,432	13,512	29,114	49,332

	58,974	92,576	206,380	307,480

Income/(loss) from operations	19,428	2,977	40,265	(3,876)

Interest expense	(805)	(2,659)	(6,703)	(39,364)
Interest expense — dividends and accretion of series A preferred*	(6,413)	—	(6,413)	—
Interest and other income (expense)	97	594	329	(1,036)

Income/(loss) before income tax provision	12,307	912	27,478	(44,276)
Income tax provision	(6,725)	—	(12,537)	—

Net income/(loss)	5,582	912	14,941	(44,276)
Preferred dividends	—	—	(6,092)	(4,855)
Reorganization item — accretion of liquidation preference	—	—	—	(4,715)

Income/(loss) attributable to common stockholders	$5,582	$912	$8,849	$(53,846)

Basic and diluted income/(loss) per share
attributable to common stockholders
Basic income/(loss) attributable to common stockholders	$1.13	$0.01	$1.78	$(0.60)
Diluted income/(loss) attributable to common stockholders	$1.08	$0.01	$1.75	$(0.60)
Basic weighted-average number of common shares outstanding	4,960,200	89,975,772	4,958,597	89,975,772
Diluted weighted-average number of common shares outstanding	5,161,502	89,975,772	5,054,987	89,975,772

* Beginning July 1, 2003, we adopted the provisions of SFAS No. 150,“Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” Pursuant to SFAS No. 150, for periods subsequent to June 30, 2003, we recorded dividends and accretion expenses of our mandatorily redeemable series A preferred stock as a component of interest expense in the determination of net income for the period. Prior to July 1, 2003, dividends and accretion expenses had been excluded from net income and reflected as a reduction to net income in the determination of income available to common stockholders. Under the provisions of SFAS No. 150, no prior periods (periods ending prior to July 1, 2003) were re-classifed to conform to the presentation stipulated by the Statement.

	Reorganized	Predecessor	Reorganized	Predecessor
	Company	Company	Company	Company

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

Other Selected Data:	2003	2002	2003	2002

Net revenues	$78,402	$95,553	$246,645	$303,604
Operating cash flow or EBITDA	$26,381	$22,440	$75,626	$63,961
Operating cash flow margin on net revenues	33.6%	23.5%	30.7%	21.1%
Interest expenses paid	$—	$2,612	$798	$7,917
Capital expenditures	$2,744	$4,010	$5,914	$23,918
Free cash flow	$23,637	$15,818	$68,914	$32,126
Free cash flow margin on net revenues	30.1%	16.6%	27.9%	10.6%
Net cash provided by operating activities	$28,666	$25,302	$76,587	$54,108
Net cash used for investing activities	$(3,403)	$(5,281)	$(5,478)	$(24,679)
Net cash used for financing activities	$(22,760)	$(209)	$(104,923)	$(614)
Units in service (end of period)	3,013,426	4,071,547	3,013,426	4,071,547
Composite ARPU	$8.13	$7.10	$7.86	$6.79

Non-GAAP measures:

     Operating cash flow and free cash flow used in this press release are non-GAAP financial measures as defined by Regulation G adopted by the Securities and Exchange Commission (“Regulation G”). Operating cash flow or EBITDA is defined as earnings (net income) before interest expenses, income taxes, depreciation and amortization, and restructuring expenses. Free cash flow is defined as operating cash flow less amounts paid for interest on senior secured and subordinated long-term debt and capital expenditures. As required by Regulation G, Metrocall is providing the following reconciliation of these measures to the most directly comparable GAAP measure.

     Operating cash flow and free cash flow are measures used by financial analysts and institutions for evaluating financial performance of companies in our industry. Our management uses these measures as a basis for assessing operating efficiency, overall financial performance and profitability. They should not be considered as a substitute for net income (loss), operating income, cash flows from operating activities or any other measure that is calculated in accordance with GAAP and they may not be comparable to similar measures employed by other companies.

Reconciliation of Net income to operating cash flow
      and computation of free cash flow

Net income/(loss)	$5,582	$912	$14,941	$(44,276)
Income tax provision	6,725	—	12,537	—
Interest expense and other income	708	2,065	6,374	40,400
Interest expense — dividends and accretion on series A preferred	6,413	—	6,413	—
Depreciation and amortization	6,432	13,512	29,114	49,332
Restructuring expenses	521	5,951	6,247	18,505

Operating cash flow or EBITDA	26,381	22,440	75,626	63,961

Cash interest paid on LT senior secured and sub. debt	—	2,612	798	7,917
Capital expenditures	2,744	4,010	5,914	23,918
Free cash flow	$23,637	$15,818	$68,914	$32,126